UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 17, 2023

Date of Report (Date of earliest event reported)

PETVIVO HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-40715	99-0363559
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5251 Edina Industrial Blvd. Edina, Minnesota	55349
(Address of principal executive offices)	(Zip Code)

(952) 405-6216

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	PETV	The Nasdaq Stock Market LLC
Warrants	PETVW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On February 17, 2023, PetVivo Holdings, Inc. (the “Company”) received written notice (“Notice”) from the Nasdaq Stock Market (“Nasdaq”) stating that the Company no longer complies with the minimum stockholders’ equity requirement under Nasdaq Listing Rule 5550(b)(1) for continued listing on The Nasdaq Capital Market because the Company’s stockholders’ equity, as reported in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2022, has fallen below $2.5 million. The Notice also indicates that the Company does not meet the alternative compliance standards relating to the market value of listed securities or net income from continuing operations.

Under applicable Nasdaq rules, the Company has 45 calendar days from the date of the Notice, or until April 3, 2023, to submit a plan to regain compliance. The Company intends to timely submit such a plan to Nasdaq on or before April 3, 2023. If the Company’s plan is accepted, Nasdaq may grant the Company an extension of up to 180 calendar days from the date of the Notice to evidence compliance.

The Notice has no immediate impact on the continued listing of the Company’s common stock or warrants, which will continue to trade on The Nasdaq Capital Market under the symbols “PETV” and “PETVW”, respectively.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 24, 2023, the Company entered into the second amendment (“Amendment”) to the employment agreement dated November 10, 2021, as amended on November 1, 2022 (collectively, the “Employment Agreement”) between the Company and John Lai, its Chief Executive Officer. On that day, Mr. Lai informed the Compensation Committee that he would be willing to receive shares (“Shares”) of the Company’s common stock in lieu of his cash salary payments for the six month period beginning on March 1, 2023 and ending on August 31, 2023 (the “Interim Period”). The Compensation Committee approved Mr. Lai’s request and determined that the Company should issue 60,600 Shares (the “Total Interim Shares”) to Mr. Lai for his service during the Interim Period as a restricted stock award unit agreement (“RSU Award Agreement”) under the Company’s Amended and Restated 2020 Equity Plan (the “2020 Plan”). The Compensation Committee calculated the number of Total Interim Shares by taking (A) Mr. Lai’s salary during the Interim Period ($175,000) divided by (B) the volume weighted average closing price of the Company’s common stock during the 10 day period preceding February 22, 2023 ($2.8878), rounded up to the nearest whole share.

The Compensation Committee approved the vesting of 10,100 of the RSU’s on March 1, 2023, with an additional 10,100 of the RSU’s vesting on the first day of each month thereafter such that all of the RSU’s would be fully vested on August 1, 2023, subject to Mr. Lai’s continued employment with the Company through each applicable vesting date. Additional terms of the RSU Award Agreement are set forth in the 2020 Plan.

The foregoing description of the Amendment to the Employment Agreements and the RSU Award Agreement do not purport to be complete and are qualified in their entirety by reference to the complete texts, filed herewith as Exhibit 10.1 and 10.2, respectively, which are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

10.1	Second Amendment to the Employment Agreement dated February 24, 2023 by and between PetVivo Holdings, Inc. and John Lai
10.2	Restricted Stock Unit Award Agreement dated February 24, 2023 by and between PetVivo Holdings, Inc. and John Lai
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PETVIVO HOLDINGS, INC.

Date: February 24, 2023	By:	/s/ John Lai
John Lai, Chief Executive Officer